Exhibit 3.4

AMENDMENT NO. 5

TO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SANCHEZ MIDSTREAM PARTNERS GP LLC

This Amendment No. 5 (this “Amendment”) to Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC (the “Company”), a Delaware limited liability company and sole general partner of Sanchez Midstream Partners LP, a Delaware limited partnership (the “Partnership”), dated March 2, 2015, as amended by Amendment No. 1 thereto dated May 8, 2015, Amendment No. 2 thereto dated October 14, 2015, Amendment No. 3 thereto dated August 2, 2019 and Amendment No. 4 thereto dated September 7, 2020 (as amended, the “LLC Agreement”), is entered into effective as of February 26, 2021 by SP Holdings, LLC, a Texas limited liability company, as the sole Member of the Company (the “Member”). Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, Section 11.4 of the LLC Agreement provides that the LLC Agreement may be amended only by a written instrument executed by all Members;

WHEREAS, the Member is the sole member;

WHEREAS, the Company desires to change its name from “Sanchez Midstream Partners GP LLC” to “Evolve Transition Infrastructure GP LLC” and to amend the LLC Agreement to reflect such change; and

WHEREAS, the Company also desires to change the name of the Partnership from “Sanchez Midstream Partners LP” to “Evolve Transition Infrastructure LP”, and the Member desires to amend the LLC Agreement to reflect such change.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member does hereby amend the LLC Agreement as follows:

1.	Amendments. The LLC Agreement is hereby amended as follows:
a.The LLC Agreement is hereby amended to change all references to “Sanchez Midstream Partners GP LLC” appearing therein to “Evolve Transition Infrastructure GP LLC”.
b.The LLC Agreement is hereby amended to change all references to “Sanchez Midstream Partners LP” appearing therein to “Evolve Transition Infrastructure LP”.

2.Agreement in Effect.  Except as hereby amended, the LLC Agreement shall remain in full force and effect.

3.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

5.Electronic Signature.  This Amendment may be executed via facsimile or other electronic transmission (including portable document format (*pdf)), and any such executed facsimile or electronic copy shall be treated as an original.

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

MEMBER:

SP HOLDINGS, LLC

By:	Stonepeak Catarina Holdings, LLC, its sole member

By:	Stonepeak Texas Midstream Holdco LLC, its managing member

By	Stonepeak Associates LLC, its general partner

By	Stonepeak GP Holdings LP, its sole member

By	Stonepeak GP Investors LLC, its general partner

By	Stonepeak GP Investors Manager LLC, its managing member

By:	/s/ Jack Howell
Name: Jack Howell
Title: Senior Managing Director

By:	/s/ Luke Taylor
Name: Luke Taylor
Title: Senior Managing Director

Signature Page to Amendment No. 5 to
Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC